EXHIBIT 99.4(c)

Pennsylvania Variable Annuity Endorsement (Form 0804-JA87)

                                                                 EXHIBIT 99.4(c)

FIRST CAPITAL LIFE
INSURANCE COMPANY


                   PENNSYLVANIA VARIABLE ANNUITY ENDORSEMENT

This endorsement becomes a part of the contract to which it is attached.

The first sentence of the third paragraph of the Contract Maintenance Charge subsection of the CONTRACT VALUE section is hereby replaced by the following:

     We reserve the right to increase the amount of this charge; however, it will never be increased to an amount in excess of $50. Except for the right to increase the Contract Maintenance Charge as described in the preceding sentence, expense results shall not adversely affect the Separate Account Accumulation Value.

The second paragraph of the TRANSFERS section is hereby replaced by the following:

     Transfers will be made on the valuation day next following the day we receive written notice signed by you at our Annuity Service Office. Although we do not anticipate any limit on such transfer, we reserve the right to limit the number and frequency of variable account transfers, and to impose a fee or charge on such transfers. If a fee or charge is imposed, we guarantee that it will not exceed $50.

Signed for the Company at San Diego, California.


     /s/ ANDREW L. LOEB             /s/ FRED A BUCK
     Secretary                      President



0804-JA87                                                              a